Oppenheimer Limited-Term Government Fund
NSAR Exhibit – Item 77I

Oppenheimer Limited-Term Government Fund (the "Registrant") began offering Class I shares on December 28, 2012.  Post−Effective Amendment No. 49 (12-28-12) to the Registrant's Registration Statement, Accession Number 0000728889-12-002213, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.